1
Exhibit 99.3
Heritage Commerce Corp
224 Airport Parkway
San Jose, CA 95110
www.heritagecommercecorp.com

Heritage Commerce Corp Declares Regular Quarterly Cash Dividend of $0.13 Per Share
San Jose, CA — January 22, 2026 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company for Heritage Bank of
Commerce, today announced that its Board of Directors had declared its regular quarterly cash dividend of $0.13 per share to holders of its common stock.  The dividend will be payable on February 19, 2026, to shareholders of record at the close of the business day on
February 5, 2026.  Heritage Commerce Corp has paid a cash dividend each quarter since 2013.
***
About Heritage Commerce Corp
Heritage Commerce Corp, a bank holding company established in October 1997, is the parent company of Heritage Bank of
Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Hollister,
Livermore, Los Altos, Los Gatos, Morgan Hill, Oakland, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Mateo,
San Rafael, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender.  Bay View Funding, a subsidiary of
Heritage Bank of Commerce, is based in San Jose, CA and provides business-essential working capital factoring financing to various industries throughout the United States.  For more information, please visit www.heritagecommercecorp.com.  The contents of our website are not incorporated into, and do not form a part of, this release or of our filings with the Securities and Exchange
Commission.
Member FDIC
For additional information, email:
InvestorRelations@herbank.com